Exhibit 99.1

Eastman Announces Offering of €550 Million 1.50% Notes due 2023

KINGSPORT, Tenn., May 19, 2016 – Eastman Chemical Company (NYSE:EMN) today announced the public offering of €550 million (or $621 million based on the euro/U.S. dollar exchange rate as of May 13, 2016 as published by the U.S. Federal Reserve Board) principal amount of 1.50% notes due 2023 (the “Notes”). The offering of Notes is expected to close on May 26, 2016, subject to customary closing conditions.

Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International are serving as joint book-running managers for the offering.

Eastman intends to use the net proceeds from the offering to repay or redeem a portion of the $1.0 billion outstanding aggregate principal amount of its 2.4% notes due June 2017, either at or prior to maturity. Any proceeds not used to repay or redeem the notes due June 2017 will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of its strategic initiatives. Pending the application of the net proceeds, Eastman will invest such net proceeds in short-term investments.

The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-204119) filed by Eastman with the Securities and Exchange Commission (“SEC”) on May 13, 2015 and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed, and an issuer free writing prospectus and a prospectus supplement relating to the offering of the Notes will be filed, with the SEC, to which this communication relates. Prospective investors should read the issuer free writing prospectus, preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Eastman has filed with the SEC for more complete information about Eastman and this offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the prospectus and the prospectus supplement may be obtained by contacting Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom, Attention: Debt Syndicate, (tel): +44 (0) 20 7773 9098, J.P. Morgan Securities plc, 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom, Attention: Head of Debt Syndicate and Head of EMEA Debt Capital Markets Group, (tel): +44 (0) 20 7134 2468, and/or Merrill Lynch International, London EC1A 1HQ, United Kingdom, Attention: Prospectus Department, or email: dg.prospectus_requests@baml.com, (tel): 1-800-294-1322.

This communication is neither an offer to sell nor a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering of these securities will be made only by means of the applicable prospectus supplement and the related prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the applicable prospectus supplement.

Forward-Looking Statements: This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2016 and available on the Eastman website at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2015 revenues of approximately $9.6 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world.

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Contacts:

Media: Tracy Kilgore

423-224-0498 / tjkilgore@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com